Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-103962, 333-85426, 333-57492, 333-20363, 333-166068 and 333-167580 on Form S-8 of our reports dated April 2, 2014, relating to the consolidated financial statements and financial statement schedules of Jos. A. Bank Clothiers, Inc., and the effectiveness of Jos. A. Bank Clothiers Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Jos. A. Bank Clothiers, Inc. for the year ended February 1, 2014.

/s/ Deloitte & Touche LLP
Baltimore, Maryland
April 2, 2014